EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
AND MANAGEMENT UPDATES 2015 FINANCIAL OUTLOOK

New York, N.Y., March 20, 2015 - Tiffany & Co. (NYSE: TIF) reported its results for the three and 12-month periods (“fourth quarter” and “full year”) ended January 31, 2015. The Company achieved solid growth in worldwide net sales and in net earnings (excluding charges) in the full year, but posted mixed results in the fourth quarter. Management updated its sales and earnings guidance for the year ending January 31, 2016.

Michael J. Kowalski, chairman and chief executive officer, said, “2014 was a successful year for our Company with meaningful progress made by our global team. We expanded our store base, introduced compelling new jewelry designs and strengthened customer awareness. And we achieved very healthy growth in net sales and earnings for the year.”

In the fourth quarter:

•
Worldwide net sales of $1.3 billion were 1% below the prior year. However, on a constant-exchange-rate basis (see “Non-GAAP Measures” schedule) which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales increased 3% led by growth in Europe and Asia-Pacific, with the largest growth in the fashion jewelry category, and worldwide comparable store sales were equal to the prior year.

•
Net earnings were $196 million, or $1.51 per diluted share, compared with a net loss of $104 million, or $0.81 per diluted share, in the prior year which included a charge related to an adverse arbitration ruling. Excluding that charge (see “Non GAAP Measures” schedule), net earnings increased 3% from $190 million, or $1.47 per diluted share, earned in the prior year.

In the full year:

•
Worldwide net sales rose 5% to $4.25 billion. On a constant-exchange-rate basis, worldwide net sales rose 7% due to sales growth in all regions and product categories, and worldwide comparable store sales rose 4%.

•
Net earnings were $484 million, or $3.73 per diluted share, compared with $181 million, or $1.41 per diluted share, in the prior year. The current year’s earnings included a pretax charge of $94 million ($61 million after tax, or $0.47 per diluted share) related to the extinguishment of debt when Tiffany redeemed $400 million of long-term debt in the third quarter (see other financial highlights below). The prior year included pretax charges of $473 million ($293 million after tax, or $2.28 per diluted share) related to the aforementioned adverse arbitration ruling and $9 million ($6 million after tax, or $0.04 per diluted share), related to staff and occupancy reductions. Therefore, excluding charges in both years (see “Non-GAAP Measures” schedule), net earnings of $545 million, or $4.20 per diluted share, in the full year were 13% higher than the $481 million, or $3.73 per diluted share, earned in the prior year.

Net sales highlights by region were as follows:

•
In the Americas, both total and comparable store sales on a constant-exchange-rate basis in the fourth quarter were equal to the prior year due to softness across the U.S. Management believes recent strength of the U.S. dollar is having a negative effect on spending by foreign tourists. In the full year, both total sales and comparable store sales on that basis rose 6% due to geographically-broad-based growth across the region. As reported in U.S. dollars, total sales declined 1% to $653 million in the fourth quarter and rose 6% to $2.0 billion in the full year.

•
In the Asia-Pacific region, total sales on a constant-exchange-rate basis rose 7% and comparable store sales rose 3% in the fourth quarter with noteworthy sales growth in China, Australia and Singapore, and softness in Hong Kong; on that basis for the full year, total and comparable store sales increased 10% and 4%, respectively, due to sales growth in most markets. As reported in U.S. dollars, total sales increased 4% to $284 million in the fourth quarter and rose 9% to $1.0 billion in the full year.

•
In Japan, on a constant-exchange-rate basis, total sales increased 1% in the fourth quarter and comparable store sales declined 5% which management attributes to weak economic conditions affecting consumer spending; on that basis for the full year, total sales increased 4% and comparable store sales rose 1%. As reported in U.S. dollars, total sales in Japan declined 13% to $148 million in the fourth quarter and 4% to $554 million in the full year.

•
In Europe, total sales on a constant-exchange-rate basis increased 9% in the fourth quarter due to growth in major markets in continental Europe and comparable store sales rose 4%; on that basis for the full year, total sales rose 6% and comparable store sales declined 1%. As reported in U.S. dollars, total sales of $162 million in the fourth quarter were unchanged from the prior year, while total sales of $497 million in the full year were 6% above the prior year.

•
Other sales increased 12% to $39 million in the fourth quarter and rose 26% to $140 million in the full year, with the growth largely driven by sales in Tiffany’s new store in Moscow which opened in February 2014. Comparable store sales declined 8% in the fourth quarter and increased 8% in the full year. Wholesale sales of diamonds increased in both periods.

•
Tiffany opened eight and closed two Company-operated stores in 2014. At January 31, 2015, the Company operated 295 stores (122 in the Americas, 73 in Asia-Pacific, 56 in Japan, 38 in Europe, and included in Other sales are five in the United Arab Emirates and one in Russia), versus 289 stores a year ago (121 in the Americas, 72 in Asia-Pacific, 54 in Japan, 37 in Europe and five in the U.A.E.).

Other financial highlights:

•
Gross margin (gross profit as a percentage of net sales) in both the fourth quarter and full year increased over prior-year periods: to 60.8% in the quarter from 60.5% a year ago, and to 59.7% in the full year from 58.1% a year ago. The increases in the quarter and year primarily reflected favorable product input costs and price increases taken earlier in the year across all product categories and regions, as well as a favorable shift in product sales mix toward the higher-margin fashion jewelry category.

•
SG&A (selling, general and administrative) expenses rose 1% in the fourth quarter, as higher marketing spending was mostly offset by the translation effect of the strong U.S. dollar. SG&A expenses increased 6% in the full year due to increased marketing spending as well as labor and other store-related costs.

•
The operating margin (earnings from operations as a percentage of net sales) was 23.7% in the fourth quarter of 2014, compared with 24.1% in 2013’s fourth quarter (excluding the arbitration charge in 2013 referred to above - see “Non-GAAP Measures”); the operating margin was 21.0% in the full year versus 19.7% in 2013 (excluding the charges in 2013).

•
Interest and other expenses, net were $12 million in the fourth quarter, compared with $8 million in the prior year, and were $60 million in the full year, versus $49 million in the prior year. In the prior year’s fourth quarter and year, interest and other expenses, net included a gain of $7 million associated with a foreign currency transaction related to the payment of the arbitration award (see “Non-GAAP Measures”).

•
In the third quarter of 2014, the Company issued $550 million of long-term debt ($250 million at a 3.8% interest rate maturing in 2024 and $300 million at a 4.9% interest rate maturing in 2044). The net proceeds were primarily applied to redeem $400 million of existing long-term debt (with a weighted-average interest rate of 9.8% and maturities ranging from 2015-2019), and the related prepayment costs. As a result, the Company recorded a pre-tax loss of $94 million, or $0.47 per diluted share after-tax, on the extinguishment of such debt in the third quarter.

•
The effective tax rate was 32.9% in the fourth quarter and 34.4% in the full year. The effective tax rates in the prior year were 36.1% in the fourth quarter and 34.8% in the full year when excluding the charge for the adverse arbitration ruling.

•
Cash and cash equivalents and short-term investments totaled $731 million at January 31, 2015, compared with $367 million a year ago. Total short-term and long-term debt, and as a percentage of stockholders’ equity, were $1.1 billion and 39%, respectively, at January 31, 2015, versus $1.0 billion and 37% a year earlier.

•	Net inventories were $2.4 billion at January 31, 2015 and $2.3 billion a year ago, with the 2% increase in support of new stores and product introductions.

•
Capital expenditures were $247 million in the full year versus $221 million a year ago, or 6% and 5%, respectively, of net sales. The $26 million increase reflected incremental spending for information technology systems and internal manufacturing capacity.

•
The Company spent $5 million in the fourth quarter to repurchase approximately 53,000 shares of its common stock at an average cost of $89.89 per share, and it spent $27 million in the full year to repurchase approximately 301,000 shares at an average cost of $89.91 per share. At January 31, 2015, $273 million remained authorized for repurchases under a $300 million, three-year program that expires in March 2017.

Frederic Cumenal, president, added, “By now it should be clear that Tiffany is facing challenges from global economic uncertainties, especially from the effect of a strong U.S. dollar on the translation of foreign-denominated sales into dollars and on foreign tourist spending in the U.S. As a result, we have adopted a cautious approach in our planning for the coming year, anticipating modest growth in net sales and minimal net earnings growth for the full year; this assumes pressure on sales and earnings in the first half of the year followed by healthy growth in the second half. Longer-term, we see an exciting future for Tiffany as we pursue important expansion opportunities. Our plans for 2015 call for adding a net of 12-15 Company-operated stores across most regions, introducing compelling new jewelry and watch designs, including Tiffany’s new CT-60 watch collection being introduced next month, and continuing to invest in new systems and in our people to enable us to most effectively deliver an exceptional in-store experience to our growing base of customers.”

Outlook for 2015:
For the fiscal year ending January 31, 2016, management is forecasting minimal growth in net earnings per diluted share from the $4.20 (excluding charges) earned in fiscal 2014. This forecast anticipates a decline of approximately 30% in the first quarter’s net earnings and a more modest decline in the second quarter, followed by expected double-digit percentage net earnings increases in the third and fourth quarters. This forecast is based on the following assumptions, which are approximate and may or may not prove valid:

1)
Worldwide net sales increasing by a mid-single-digit percentage on a constant-exchange-rate basis with sales growth in all regions. The strong U.S. dollar is expected to have an adverse translation effect on sales throughout fiscal 2015 and, therefore, result in a low-single-digit percentage increase for the full year when reported in U.S. dollars.

2)
Additionally, worldwide net sales in the first quarter are expected to decline by approximately 10%, as reported in U.S. dollars, primarily due to a difficult comparison to strong sales growth achieved in Japan in last year’s first quarter and continued softness currently being experienced in the Americas; worldwide net sales are expected to increase by a low-single-digit percentage, as reported in U.S. dollars, in the second quarter.

3)	Increasing the number of Company-operated stores by 12-15, net, with the majority of expansion planned in Asia-Pacific and the balance in the Americas and Europe.

4)
Selling, general and administrative expenses increasing at a greater rate than sales growth, partly due to expansion and higher marketing expenses. In addition, overall expense growth includes the effect of a noncash increase in employee-benefit-related expenses of $30 million, or $0.15 per diluted share after-tax, tied to changes in actuarial assumptions for the Company’s U.S. pension and postretirement benefit plans.

5)	Earnings from operations equal to the prior year.

6)	Interest and other expenses, net of $50 million.

7)	An effective income tax rate equivalent to the prior year.

8)
The assumptions for declines in net earnings in the first and second quarters are tied to the sales expectations noted above, and the related effects on gross margin, along with higher marketing spending tied to the launch of the watch collection.

9)	Minimal growth in net inventories.

10)	Capital expenditures of $260 million, versus $247 million last year.

11)	Free cash flow (cash flow from operating activities less capital expenditures) exceeding $400 million.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

Next Scheduled Announcement:
The Company expects to report its first quarter results on May 27, 2015. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Forward-Looking Statements:
The statements in this document that refer to plans and expectations for future periods are forward-looking statements that involve a number of risks and uncertainties. Words such as 'expects,' 'anticipates,' 'forecasts,' 'plans,' 'believes,' 'continues,' 'may,' 'will,' and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's objectives, expectations and beliefs with respect to store openings and closings, product introductions, sales, sales growth, retail prices, gross margin, expenses, operating margin, effective income tax rate, net earnings and net earnings per share, inventories, capital expenditures, cash flow, liquidity, currency translation and growth opportunities. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those indicated in these forward-looking statements. Such factors include, but are not limited to, risks from global economic conditions, decreases in consumer confidence, the Company's significant operations outside of the United States, regional instability and conflict that could disrupt tourist travel and local consumer spending, weakening foreign currencies, changes in the Company's product or geographic sales mix and changes in costs or reduced supply availability of diamonds and precious metals. Please also see the Company's risk factors, as they may be amended from time to time, set forth in the Company's filings with the SEC, for a discussion of these and other factors that could cause actual results to differ materially. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales

The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2014 vs. 2013			Full Year 2014 vs. 2013
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	(1)%	(4)%	3%	5%	(2)%	7%
Americas	(1)%	(1)%	—%	6%	—%	6%
Asia-Pacific	4%	(3)%	7%	9%	(1)%	10%
Japan	(13)%	(14)%	1%	(4)%	(8)%	4%
Europe	—%	(9)%	9%	6%	—%	6%
Other	12%	—%	12%	26%	—%	26%

Comparable Store Sales:
Worldwide	(4)%	(4)%	—%	2%	(2)%	4%
Americas	(2)%	(2)%	—%	5%	(1)%	6%
Asia-Pacific	—%	(3)%	3%	3%	(1)%	4%
Japan	(18)%	(13)%	(5)%	(7)%	(8)%	1%
Europe	(4)%	(8)%	4%	(1)%	—%	(1)%
Other	(8)%	—%	(8)%	8%	—%	8%

Net Earnings

The accompanying press release presents net earnings and highlights expenses tied to certain items in the text. Management believes excluding such items presents the Company's results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2015. The following tables reconcile certain GAAP amounts to non-GAAP amounts:

(in thousands, except per share amounts)	GAAP	Debt extinguishment [a] increase/(decrease)	Non-GAAP
Year Ended January 31, 2015
Loss on extinguishment of debt	$93,779	$(93,779)	$—
Provision for income taxes	253,358	32,823	286,181
Net earnings	484,179	60,956	545,135
Diluted earnings per share	3.73	0.47	4.20

[a]	Expenses associated with the redemption of $400,000,000 in aggregate principal amount of certain senior notes prior to their scheduled maturities.

(in thousands, except per share amounts)	GAAP	Arbitration award [a] increase/(decrease)		Non-GAAP
Quarter Ended January 31, 2014
(Loss) earnings from operations	$(167,333)	$480,211		$312,878
As a % of sales	(12.9)%			24.1%
Interest and other expenses, net	8,135	7,489		15,624
(Benefit) provision for income taxes	(71,869)	179,319		107,450
Effective tax rate	41.0%			36.1%
Net (loss) earnings	(103,599)	293,403		189,804
As a % of sales	(8.0)%			14.6%
Diluted (loss) earnings per share	(0.81)	2.27	[b]	1.47	[b]

(in thousands, except per share amounts)	GAAP	Arbitration award [a] increase/(decrease)	Specific cost-reduction initiatives [c] (decrease)/increase	Non-GAAP
Year Ended January 31, 2014
SG&A expenses	$1,555,903	$—	$(9,379)	$1,546,524
Earnings from operations	304,329	480,211	9,379	793,919
As a % of sales	7.5%			19.7%
Interest and other expenses, net	49,463	7,489	—	56,952
Provision for income taxes	73,497	179,319	3,594	256,410
Effective tax rate	28.8%			34.8%
Net earnings	181,369	293,403	5,785	480,557
As a % of sales	4.5%			11.9%
Diluted earnings per share	1.41	2.28	0.04	3.73

[a]	Amounts associated with the award issued in arbitration between the Swatch Group Ltd. and the Company.

[b]	Calculated using weighted-average diluted shares of 129,283,000 which include 1,091,000 of incremental shares based upon the assumed exercise of stock options and unvested restricted stock units.

[c]
Expenses associated with specific cost reduction initiatives which included severance related to staffing reductions and subleasing of certain office space for which only a portion of the Company's future rent obligations will be recovered.

Free Cash Flow. Internally, management monitors its cash flow on a non-GAAP basis. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary items after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a more representative assessment of operating cash flows. The following table reconciles GAAP net cash provided by operating activities to non-GAAP free cash flow:

	Years Ended January 31,
(in thousands)	2015	2014
Net cash provided by operating activities	$615,117	$154,652
Less: Capital expenditures	(247,394)	(221,452)
Free cash inflow (outflow)	$367,723	$(66,800)

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2015	2014	2015	2014
Net sales	$1,285,262	$1,298,284	$4,249,913	$4,031,130

Cost of sales	503,647	512,675	1,712,738	1,690,687

Gross profit	781,615	785,609	2,537,175	2,340,443

Selling, general and administrative expenses	476,991	472,731	1,645,746	1,555,903

Arbitration award expense	—	480,211	—	480,211

Earnings (loss) from operations	304,624	(167,333)	891,429	304,329

Interest and other expenses, net	12,311	8,135	60,113	49,463

Loss on extinguishment of debt	—	—	93,779	—

Earnings (loss) from operations before income taxes	292,313	(175,468)	737,537	254,866

Provision (benefit) for income taxes	96,131	(71,869)	253,358	73,497

Net earnings (loss)	$196,182	$(103,599)	$484,179	$181,369

Net earnings (loss) per share:

Basic	$1.52	$(0.81)	$3.75	$1.42
Diluted	$1.51	$(0.81)	$3.73	$1.41

Weighted-average number of common shares:

Basic	129,347	128,192	129,221	127,835
Diluted	129,991	128,192	129,918	128,867

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	January 31, 2015	January 31, 2014
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$731,457	$367,035
Accounts receivable, net	195,168	188,814
Inventories, net	2,362,112	2,326,580
Deferred income taxes	102,613	101,012
Prepaid expenses and other current assets	220,037	244,947

Total current assets	3,611,387	3,228,388

Property, plant and equipment, net	899,507	855,095
Other assets, net	669,709	668,868

	$5,180,603	$4,752,351

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$234,013	$252,365
Accounts payable and accrued liabilities	318,023	342,090
Income taxes payable	39,859	31,976
Merchandise and other customer credits	66,138	70,309

Total current liabilities	658,033	696,740

Long-term debt	882,535	751,154
Pension/postretirement benefit obligations	524,218	268,112
Other long-term liabilities	200,675	220,512
Deferred gains on sale-leasebacks	64,471	81,865
Stockholders’ equity	2,850,671	2,733,968

	$5,180,603	$4,752,351